Filed pursuant to Rule 424(b)(3)

Registration No. 333-107787

PROSPECTUS SUPPLEMENT NO. 3 DATED DECEMBER 12, 2003

(to prospectus dated November 12, 2003)

$239,794,000

Senior Convertible Notes due 2033

and

Common Stock Issuable upon Conversion of the Notes

This prospectus supplement supplements the prospectus dated November 12, 2003 of Valassis Communications, Inc. relating to the sale by certain of our securityholders (and their transferees, pledgees, donees and successors) of up to $239,794,000 aggregate principal amount at maturity of our senior convertible notes due 2033 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.

The table of selling securityholders contained on pages 47-49 of the prospectus is hereby amended to add the following additional selling securityholders.

Name and Address	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)

SuttonBrook Capital Portfolio LP 654 Madison Avenue, #1009 New York, NY 10028	$37,000,000	15.43%	561,019	1.08%

Merrill Lynch Pierce Fenner and Smith Inc. 101 Hudson Street, 9th Floor Jersey City, NJ 07302(3)	$21,584,000	9.00%	327,271	*

IL Annuity and Insurance Co. c/o Inflective Asset Management, LLC 1334 Parkview Avenue, Suite 310 Manhattan Beach, CA 90266	$9,750,000	4.07%	147,836	*

Lakeshore International Limited 601 Carlson Pkwy, Suite 200 Minnetonka, MN 55305	$8,000,000	3.34%	121,301	*

Name and Address	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)

Bear, Stearns & Co. Inc. 383 Madison Avenue, 23rd Floor—Global Fund New York, NY 10179(4)	$7,500,000	3.13%	113,720	*

White River Securities L.L.C. 383 Madison Avenue, 23rd Floor—Global Fund New York, NY 10179	$7,500,000	3.13%	113,720	*

Laurel Ridge Capital, LP 685 Third Avenue, Suite 2802 New York, NY 10017	$4,500,000	1.88%	68,232	*

Global Bermuda Limited Partnership 600 Carlson Pkwy, Suite 200 Minnetonka, MN 55305	$2,000,000	0.83%	30,325	*

Victus Capital, LP 25 East 78th Street New York, NY 10021	$2,000,000	0.83%	30,325	*

AmerUs Life Insurance Co. c/o Inflective Asset Management, LLC 1334 Parkview Avenue, Suite 310 Manhattan Beach, CA 90266	$1,200,000	0.50%	18,195	*

Bankers Life Insurance Company of New York c/o Inflective Asset Management, LLC 1334 Parkview Avenue, Suite 310 Manhattan Beach, CA 90266	$50,000	0.02%	758	*

* Less than 1%.

(1) Assumes conversion of all of the holder’s notes at a conversion rate of 15.1627 shares of common stock per $1,000 principal amount at maturity of the notes. However, this conversion rate will be subject to adjustment as described in “Description of Notes—Conversion Rights—Adjustment to Conversion Rate.” The amount of common stock issuable upon conversion of the notes may only be decreased in this registration statement. The total number of shares of our common stock issuable upon conversion of the notes (in situations other than dilution) can only be increased through the use of a new registration statement. The number of shares offered by all selling securityholders will not be increased.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 52,033,562 shares of common stock outstanding as of October 2, 2003. In calculating the percentage of common stock outstanding for each holder, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.

(3) Merrill Lynch Pierce Fenner and Smith Inc. is also the owner of $2,848,000 principal amount at maturity of the notes. Merrill Lynch Pierce Fenner and Smith Inc. is not aware of any position, office or directorship relationship with Valassis or its affiliates. However, Merrill Lynch Pierce Fenner and Smith Inc. may or may not have, from time to time, acted in a financial investment advisory capacity to Valassis. In addition, Merrill Lynch Pierce Fenner and Smith Inc. lead-managed the offering of the notes.

(4) Bear, Stearns & Co. Inc. lead-managed the offering of Valassis’ Zero Coupon Convertible Notes due 2021, which were issued on June 6, 2001.

Investing in the notes and our common stock involves risks, which are described under “Risk Factors” beginning on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 12, 2003.